                                                             EXHIBIT 99.B6.(d)



                ADMINISTRATION SERVICES AND SELLING GROUP AGREEMENT


              AGREEMENT made this ____ day of _________________ between KEMPER DISTRIBUTORS, INC. ("KDI"), as administrator, distributor and principal underwriter for the "Fund" specified in the Agreement (see attached exhibit), pursuant to the Administration, Shareholder Services and Distribution Agreement ("Administration Agreement") and __________________
         ________________________ (the "Firm").

              In consideration of the mutual covenants hereinafter contained, the parties agree as follows:

              1. KDI hereby appoints the Firm to provide administration, distribution and other services with respect to shares of the Fund but only in those states in which shares of the Fund may legally be sold. The Firm shall provide a cash management service for its clients through the Fund. The Firm shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising and promotion as is necessary or beneficial for providing information and services to existing and potential shareholders of the Fund, and to assist the Fund's shareholder services agent in servicing accounts of the Firm's clients who own Fund shares ("clients"). Such services and assistance may include, but are not limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of client account cash balances, answering routine client inquiries regarding the Fund, assistance to clients in changing dividend options, account designations and addresses, and such other services as KDI may reasonably request.

              The Firm shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Firm agrees to release, indemnify and hold harmless the Fund and KDI, and their respective agents and representatives, from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Firm, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Fund shares for accounts of the Firm, its clients and other shareholders. Principals of the Firm will be available to consult from time to time with KDI concerning the administration of, and the performance of the services contemplated by, this Agreement.

              The Firm accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Firm shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or KDI in any way or otherwise be deemed an agent of the Fund or KDI.

               2. As exclusive agent of the Fund, KDI offers to sell shares of the Fund ("shares") to the Firm on the terms herein set forth. In all sales of shares to the public, the Firm shall act as dealer for its own account, and in no transaction shall it have any authority to act as agent for the issuer, for KDI or for any representative or agent of either the Fund or KDI.

              3. Orders received from the Firm will be accepted by KDI only at the public offering price applicable to each order as established by the then current Prospectus of the Fund. All orders are subject to acceptance or rejection by KDI in its sole discretion.

              4. The Firm may offer and sell shares to its customers only at the public offering price which is the net asset value per share as described in the Fund's Prospectus.

              5.   By accepting this Agreement, the Firm agrees:

                   (a) To purchase shares only from KDI or from the Firm's customers.
                   (b) That the Firm will purchase shares from KDI only to cover purchase orders already received from the Firm's customers, or for its own bona fide investment.
                   (c) That the Firm will not purchase shares from its customers at a price lower than the price then quoted by or for the Fund. The Firm may sell shares for the account of its customer to the Fund, or to KDI as agent for the Fund, at the price currently quoted by or for the Fund.
                   (d) That the Firm will not withhold placing with KDI orders received from its customers so as to profit itself as a result of such withholding.

              6. KDI will not accept from the Firm any conditional orders for shares.

              7. Shares sold to the Firm hereunder shall be available against payment in the manner described in the Fund's Prospectus unless other instructions have been given.

              8. No person is authorized to make any representations concerning shares of the Fund except those contained in the current Prospectus of the Fund and in printed information subsequently issued by the Fund or by KDI as information supplemental to such Prospectus.

              9. All sales will be made subject to receipt by KDI of shares from the Fund. KDI reserves the right, in its discretion, without notice, to suspend sales or withdraw the offering of shares entirely, or to modify, cancel or change the terms of this Agreement.

              10. The Firm's acceptance of this Agreement constitutes a representation (i) that it is a registered security dealer and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and that it agrees to comply with all applicable state and federal laws, rules and regulations applicable to transactions hereunder and to the Rules of Fair Practice of the NASD, including specifically Section 26, Article III thereof, or (ii) if it is offering and selling shares of the Fund only in jurisdictions outside of the several states, territories and possessions of the United States and is not otherwise required to be a member of the NASD, that it nevertheless agrees to conduct its business in accordance with the spirit of the Rules of Fair Practice of the NASD, and to observe the laws and regulations of the applicable jurisdiction. The Firm likewise agrees that it will not offer or sell shares of the Fund in any state or other jurisdiction in which they may not lawfully be offered for sale.

              11. For the services and facilities described in this Agreement, KDI will pay a fee to the Firm after the end of each month at the annual rate applicable to the average aggregate daily net asset value of the Fund shares in the accounts for which the Firm provides services in accordance with the attached schedule.

              12. The Firm shall prepare such quarterly reports for KDI as shall reasonably be requested by KDI.

              13. This Agreement shall become effective on the date hereof and shall continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment and upon any termination of the Administration Agreement. It may be terminated at any time by the Firm or by KDI on thirty (30) days written notice.

              14. The Firm acknowledges that KDI may enter into similar agreements with others without the consent of the Firm.

              15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

              16. All communications to KDI should be sent to 120 South LaSalle Street, Chicago, Illinois 60603. Any notice to the Firm shall be duly given if mailed or telegraphed to the address specified below. This Agreement shall be construed in accordance with the laws of Illinois.


         The Firm                         Kemper Distributors, Inc.


         By: _________________________    By:_____________________________

         Title:  _____________________    Title:__________________________

         Firm's Address:     _____________________________

                             _____________________________

                                                               Exhibit #__ of __

         FUND:  Cash Equivalent Fund

                                  FEE SCHEDULE

         Money Market and Government Securities Portfolio

                                                          Applicable Fee
                Average Daily Net Assets                 Rate (Annualized)
                ------------------------                -----------------
         Less than $10 million........................       .15 of 1%
         $10 million but less than $50 million .......       .27 of 1%
         $50 million but less than $100 million ......       .30 of 1%
         $100 million but less than $250 million .....       .34 of 1%
         $250 million but less than $1 billion .......       .38 of 1%
         $1 billion or more...........................       .40 of 1%


         Tax-Exempt Portfolio

                                                        Applicable Fee
                Average Daily Net Assets               Rate (Annualized)
                ------------------------               -----------------
         Less than $10 million .......................       .15 of 1%
         $10 million but less than $50 million .......       .27 of 1%
         $50 million but less than $100 million ......       .30 of 1%
         $100 million or more.........................       .33 of 1%

         In computing the Firm's fee, one-twelfth of the applicable fee rate set forth above shall be applied to the average aggregate daily net asset value of shares of the applicable Portfolio of the Fund in accounts for which the Firm provides services for the month in question. Each month's fee shall be determined independently of every other month's fee. For purposes of determining which fee rates are applicable for the Firm under the schedules set forth above, average daily net assets will be the aggregate of such assets in accounts of all Portfolios of the Fund serviced by such Firm. KDI may in its discretion limit the applicable fee rate under the above schedule pertaining to the Money Market and Government Securities Portfolios to a maximum of .38 of 1%. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month.